SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                   FORM 8-A/A

                                 Amendment No. 2

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                NBT BANCORP INC.
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             (Exact name of registrant as specified in its charter)


        Delaware                       0-14703                   16-1268674
------------------------           ------------------          ---------------
 (State of incorporation          Commission File No.         (I.R.S. Employer
   or organization)                                          Identification No.)


                 52 South Broad Street, Norwich, New York 13815
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              (Address of principal executive offices and zip code)



Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                      Name of each exchange on which
         to be so registered                      each class is to be registered
         -------------------                      ------------------------------

                None                                       Not Applicable


Securities to be registered pursuant to Section 12(g) of the Act:

            Share Purchase Rights Pursuant to Stockholder Rights Plan
--------------------------------------------------------------------------------
                                (Title of Class)








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Item 1.  Description of Registrant's Securities to be Registered.

         On November 15, 1994, the Board of Directors of the Registrant declared a dividend distribution of one Right for each outstanding share of Registrant's common stock to stockholders of record at the close of business on November 15, 1994. See the Registrant's Form 8-A, dated November 29, 1994, for a complete description of the Rights Agreement between the Registrant and American Stock Transfer Trust Company (the "Rights Agreement"), as Rights Agent (the "Rights Agent"). Since adoption of the Rights Agreement, new certificates for the Registrant's common stock issued after November 15, 1994, contained a notation incorporating the Rights Agreement by reference.

         On November 22, 1999, the Registrant's Board of Directors approved an amendment to the Registrant's Certificate of Incorporation (the "Amendment"), declaring its advisability, and directed that the Amendment be considered by the Registrant's stockholders at the Registrant's special meeting of stockholders, scheduled for February 17, 2000. The Amendment changes the par value of the Registrant's capital stock, including shares of common stock and shares of preferred stock, from no par value, $1.00 stated value per share to $.01 par value per share. At the special meeting held on February 17, 2000, at which a quorum was present, a majority of the outstanding shares of the Registrant's common stock entitled to vote on the Amendment adopted the Amendment. On
February 17, 2000, the Registrant filed a Certificate of Amendment to the Registrant's Certificate of Incorporation with the Secretary of State of the State of Delaware, upon which filing the Amendment became effective.

         Accordingly, upon the occurrence of an event which will permit the holder of the Registrant's common stock to exercise the Rights, each Right will entitle the holder to purchase one one-hundredth of a share of NBT Series R Preferred Stock, par value $.01 per share, at a price of $100. In all respects other than par value, the rights and privileges of the Rights remain as they were prior to adoption of the Amendment.

Item 2.  Exhibits.

         3.1 Certificate of Amendment of Certificate of Incorporation of NBT Bancorp Inc., as filed with the Secretary of State of the State of Delaware on February 17, 2000 (filed herewith)

         4.1 Rights Agreement, dated as of November 15, 1994, between NBT Bancorp Inc. and American Stock Transfer Trust Company as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Registrant's Form 8-A, dated November 25, 1994, File No. 0-14703).

         4.2 Amendment to Rights Agreement, dated as of December 16, 1999 between NBT Bancorp Inc. and American Stock Transfer Trust Company as Rights Agent (incorporated herein by reference to Exhibit 4.2 of the Registrant's Form 8-A/A, Amendment No. 1, dated December 21, 1999, File No. 0-14703).

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                               NBT BANCORP INC.


                                            By:  /s/ Michael J. Chewens
                                              ---------------------------
                                              Michael J. Chewens
                                              Executive Vice President and Chief
                                                  Financial Officer

Date:    February 24, 2000






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                                  EXHIBIT INDEX

 3.1

     Certificate of Amendment of Certificate of Incorporation ofNBT Bancorp Inc., as filed with the Secretary of State of the State of Delaware on
                        February 17, 2000(filed herewith)